Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-4 of Resolution Performance Products LLC of our report dated March 14, 2003 relating to the financial statements and financial statement schedule, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Houston, Texas

January 16, 2004